NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: November 7, 2007

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS THREE AND SIX MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and six months ended September 30, 2007. For the quarter ended September 30, 2007, Community Financial reported earnings of $877,000 or $0.20 per diluted share, compared to $1,083,000 or $0.25 per diluted share for the same period last year. Net income for the current quarter compared to the September 30, 2006 quarter decreased due to increases in the provision for loan losses and noninterest expenses, partially offset by an increase in net interest income of $165,000. The increase in the provision for loan losses is primarily related to both the increase in our home equity lending and an increase in anticipated charge-offs related to loans for which we have established specific reserves.

Total interest income increased during the September 30, 2007 quarter compared to the September 30, 2006 quarter as a result of both the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $721,000 for the 2007 period compared to the same period in 2006 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 18 basis points to 3.15% for the quarter ended September 30, 2007 compared to 3.33% for the same period in 2006.

Non-interest income was essentially unchanged at $857,000 for the quarter ended September 30, 2007 from $856,000 for the September 30, 2006 quarter. Non-interest expenses increased $362,000 to $3.2 million for the September 30, 2007 quarter from $2.8 million for the September 30, 2006 quarter. The increase in non-interest expenses was due primarily to compensation related increases; expenses related to implementing the evaluation and monitoring of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002; direct marketing campaigns and information technology purchases.

Community's net income for the six months ended September 30, 2007 was $1,906,000 or $0.43 diluted earnings per share, compared to $2,106,000 or $0.48 diluted earnings per share for the six months ended September 30, 2006, a 10.4% decrease in diluted earnings per share. The decrease in net income for the six months ended September 30, 2007 compared to the same period ended September 30, 2006 can be attributed to an increase in noninterest expenses and the provision for loan losses offset by an increase in net interest income. The increase in net interest income is attributable to an increase in the average outstanding balance of loans receivable, partially offset by a decrease in the interest rate spread for the six months ended September 30, 2007 compared to September 30, 2006. The interest rate spread decreased by 21 basis points to 3.13% for the six months September 30, 2007 compared to 3.34% for the same period in 2006.

After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable November 28, 2007, to stockholders of record as of November 14, 2007.

At September 30, 2007, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)

	September 30, 2007	March 31, 2007	Percent Increase (Decrease)
Total assets	$485,616	$463,112	4.9%
Loans receivable, net	415,752	399,252	4.1
Investment securities	36,718	37,836	(3.0)
Real estate owned and repossessed assets	314	181	73.5
Deposits	343,378	330,538	3.9
Borrowings	99,100	90,740	9.2
Stockholders' equity	39,253	38,570	1.8

Selected Operations Data
(In thousands)

	Three Months Ended		Percent Increase
	September 30, 2007	September 30, 2006	(Decrease)
Interest income	$8,185	$7,299	12.1%
Interest expense	4,356	3,636	19.8
Net interest income	3,828	3,664	4.5
Provision for loan losses	217	81	167.9
Net interest income after provision for loan losses	3,611	3,583.8
Noninterest income	857	856	---
Noninterest expense	3,178	2,816	12.9
Income taxes	413	539	(23.4)
Net income	877	1,083	(19.0)

	At or for the Quarter Ended		Percent Increase
	September 30, 2007	September 30, 2006	(Decrease)
Return on average equity	8.96%	11.93%	(24.9)%
Return on average assets	.74	.98	(24.5)
Interest rate spread	3.15	3.33	(5.4)
Diluted earnings per share	.20	.25	(20.0)
Dividends paid on common shares	.065	.065	---

	Six Months Ended
	September 30, 2007	September 30, 2006
Interest income	$16,242	$14,209	14.3
Interest expense	8,594	6,908	24.4
Net interest income	7,648	7,300	4.8
Provision for loan losses	353	122	189.3
Net interest income after provision for loan losses	7,296	7,178	1.6
Noninterest income	1,686	1,588	6.2
Noninterest expense	6,158	5,623	9.5
Income taxes	918	1,037	(11.5)
Net income	1,906	2,106	(9.5)

Other Selected Data

	At or for the Six Months Ended
	September 30, 2007	September 30, 2006
Return on average equity	9.69%	11.78%	(17.7)%
Return on average assets	.79	.97	(18.6)
Interest rate spread	3.13	3.34	(6.3)
Non-performing assets to total assets	.35	.32	9.4

Per share date

	At or for the Six Months Ended
	September 30, 2007	September 30, 2006
Diluted earnings per share	0.43	0.48	(10.4)
Book value	9.13	8.74	4.5
Dividends paid on common shares	.13	.125	4.0
Shares outstanding	4,297,958	4,247,732

Note: All share and per share data is restated for a 2 for 1 stock split as of September 6, 2007.